Exhibit 10(a)

*****Text omitted pursuant to

Item 601(a)(6) of Regulation S-K

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 16, 2020

among

WD-40 COMPANY,

THE DESIGNATED BORROWERS PARTY HERETO,

THE GUARANTORS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Lender

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	20
1.03	Accounting Terms	20
1.04	Rounding	21
1.05	Times of Day	21
1.06	Letter of Credit Amounts	21
1.07	Exchange Rates; Currency Equivalents	21
1.08	Change of Currency	22

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		22
2.01	Loans	21
2.02	Borrowings, Conversions and Continuations of Loans	23
2.03	Letters of Credit	25
2.04	[Reserved]	29
2.05	Prepayments	29
2.06	Termination or Reduction of Revolving Commitment	30
2.07	Repayment of Loans	30
2.08	Interest	30
2.09	Fees	31
2.10	Computation of Interest and Fees	31
2.12	Payments Generally	31
2.13	Designated Borrowers	33

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		33
3.01	Taxes	33
3.02	Illegality	34
3.03	Inability to Determine Rates	35
3.04	Increased Costs	35
3.05	Compensation for Losses	36
3.06	Mitigation Obligations	37
3.07	Survival	37

ARTICLE IV GUARANTY		37
4.01	The Guaranty	37
4.02	Obligations Unconditional	38
4.03	Reinstatement	39
4.04	Certain Additional Waivers	39
4.05	Remedies	39
4.06	Rights of Contribution	39
4.07	Guarantee of Payment; Continuing Guarantee	40
4.08	Waivers of Other Rights and Defenses	40
4.09	Subordination	40
4.09	Keepwell	40

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		41
5.01	Effectiveness; Conditions Precedent	41
5.02	Conditions to all Credit Extensions	42

ARTICLE VI REPRESENTATIONS AND WARRANTIES		42
6.01	Existence, Qualification and Power	42
6.02	Authorization; No Contravention	43
6.03	Governmental Authorization; Other Consents	43
6.04	Binding Effect	43
6.05	Financial Statements; No Material Adverse Effect	43
6.06	Litigation	44
6.07	No Default	44
6.08	Ownership of Property	44
6.09	Environmental Compliance	44
6.10	Insurance	45
6.11	Taxes	45
6.12	ERISA Compliance	45
6.13	Subsidiaries	46
6.14	Margin Regulations; Investment Company Act	46
6.15	Disclosure	46
6.16	Compliance with Laws	47
6.17	Intellectual Property; Licenses, Etc.	47
6.18	Solvency	47
6.19	Business Locations;	47
6.20	Labor Matters	47
6.21	OFAC; Anti-Corruption Laws	47
6.22	Covered Entities	48
6.23	Beneficial Ownership Certification	48

ARTICLE VII AFFIRMATIVE COVENANTS		48
7.01	Financial Statements	48
7.02	Certificates; Other Information	49
7.03	Notices	50
7.04	Payment of Taxes	50
7.05	Preservation of Existence, Etc.	50
7.06	Maintenance of Properties	50
7.07	Maintenance of Insurance	51
7.08	Compliance with Laws	51
7.09	Books and Records	51
7.10	Inspection Rights	51
7.11	Use of Proceeds	51
7.12	ERISA Compliance	52
7.13	Additional Guarantors	52
7.14	Guarantors under Note Purchase Agreement	52
7.15	Anti-Corruption Laws	52
7.16	Most Favored Provisions	52

ARTICLE VIII NEGATIVE COVENANTS		53
8.01	Liens	53
8.02	Investments	54

8.03	Indebtedness	55
8.04	Fundamental Changes	55
8.05	Dispositions	56
8.06	Restricted Payments	56
8.07	Change in Nature of Business	56
8.08	Transactions with Affiliates and Insiders	57
8.09	Burdensome Agreements	57
8.10	Use of Proceeds	57
8.11	Financial Covenants	57
8.12	Prepayment of Other Indebtedness, Etc.	57
8.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	58
8.14	Ownership of Subsidiaries	58
8.15	Capital Expenditures	58
8.16	Synthetic Leases and Securitization Transactions	58
8.17	Sanctions; Anti-Corruption Laws	59

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		59
9.01	Events of Default	59
9.02	Remedies Upon Event of Default	61
9.03	Application of Funds	61

ARTICLE X [RESERVED]		61

ARTICLE XI MISCELLANEOUS		62
11.01	Amendments, Etc.	62
11.02	Notices; Effectiveness; Electronic Communications	62
11.03	No Waiver; Cumulative Remedies; Enforcement	63
11.04	Expenses; Indemnity; and Damage Waiver	63
11.05	Payments Set Aside	64
11.06	Successors and Assigns	64
11.07	Treatment of Certain Information; Confidentiality	65
11.08	Set-off	65
11.09	Interest Rate Limitation	66
11.10	Counterparts; Integration; Effectiveness	66
11.11	Survival of Representations and Warranties	66
11.12	Severability	66
11.13	Service of Process on the Designated Borrowers	67
11.14	Governing Law	67
11.15	Dispute Resolution; Waiver of Right to Trial by Jury.	67
11.16	Electronic Execution of Assignments and Certain Other Documents	70
11.17	USA PATRIOT Act Notice	70
11.18	Judgment Currency	70
11.19	Acknowledgement Regarding Any Supported QFCs	71
11.20	Amendment and Restatement	71

SCHEDULES

6.13 Subsidiaries

6.19Loan Party Information

8.01Liens Existing on the Closing Date

8.02Investments Existing on the Closing Date

8.03Indebtedness Existing on the Closing Date

11.02Certain Addresses for Notices

EXHIBITS

2.02Form of Loan Notice

2.12AForm of Designated Borrower Request

2.12BForm of Designated Borrower Joinder Agreement

7.02Form of Compliance Certificate

7.13Form of Joinder Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of March 16, 2020 among WD-40 COMPANY, a Delaware corporation (the “Company”), certain Foreign Subsidiaries of the Company party hereto pursuant to Section 2.12 (each a “Designated Borrower” and together with the Company, each a “Borrower” and collectively the “Borrowers”), the Guarantors (defined herein), and BANK OF AMERICA, N.A., as Lender.

The Loan Parties are party to that certain Credit Agreement dated as of June 17, 2011 (as amended, restated or otherwise modified from time to time prior to the date hereof,  the “Existing Credit Agreement”) with Bank of America, N.A., as lender.

The parties to this Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business or division of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Credit Agreement.

“Alternative Currency” means Euro, Sterling and each other currency (other than Dollars) that is agreed to by the Lender and the Company.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Lender by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided,  however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Lender using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Applicable Rate” means, as of any date of determination, the following percentages per annum:

Letter of Credit Fee	Prime Rate Loans	LIBOR Rate Loans	Commitment Fee
0.90%	0.00%	0.90%	0.15%

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Attributable Indebtedness” means, with respect to any Person on any date, in respect of any Capital Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Autoborrow Agreement” has the meaning specified in Section 2.02(d).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Commitment pursuant to Section 2.06, and (c) the date of termination of the Revolving Commitment pursuant to Section 9.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrowers” means the Company and the Designated Borrowers, and “Borrower” means any one of them.

“Borrowing” means a borrowing of Loans made by the Lender pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office with respect to Obligations denominated in Dollars is located and: (a) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means any such day that is also a London Banking Day; (b) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan, means a TARGET Day; (c) if such day relates to any interest rate settings as to a LIBOR Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a LIBOR Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such LIBOR Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which (subject to the provisions of Section 1.03(b)), in accordance with GAAP, is required to be accounted for as a financing lease on the balance sheet of that Person.

“Cash Collateralize” has the meaning specified in Section 2.03(f)(ii).

“Cash Equivalents” means, as at any date, investments made subject to the investment policy of the Company as in effect on the Closing Date or a subsequent investment policy of the Company as approved by the Lender.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of  25% or more of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the Voting Stock of the Company on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such Voting Stock; or

(d)the Company fails to own and control, directly or indirectly, 100% of the outstanding Equity Interests (other than (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable Law) of the Designated Borrowers.

“Closing Date” means March 16, 2020.

“Commitment” means the Revolving Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Consolidated Capital Expenditures” means, for any period, for the Company and its Subsidiaries on a consolidated basis, all capital expenditures but excluding expenditures to the extent made with the proceeds of any Involuntary Disposition used to purchase property that is useful in the business of the Company and its Subsidiaries.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable for such period, (c) the amount of depreciation and amortization expense for such period,  (d) any impairment charges related to goodwill and other intangible assets and (e) non-cash stock-based compensation expense.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Company and its Subsidiaries on a consolidated basis, without duplication, the sum of:  (a) all obligations for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by the Company or a Subsidiary (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Company or such Subsidiary or is limited in recourse; (e) all Attributable Indebtedness; (f) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (e) above of another Person; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed four fiscal quarters to (b) Consolidated Interest Charges for the most recently completed four fiscal quarters.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed four fiscal quarters.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income (excluding extraordinary gains) for that period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Covered Entity” means any of the following:  (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”  has the meaning specified in Section 11.19.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States or the UK Insolvency Act 1986, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to Obligations other than Letter of Credit Fees, a rate which is 4.0% per annum higher than the rate of interest (including any Mandatory Cost) otherwise provided under this Agreement and (b) when used with respect to Letter of Credit Fees, a rate which is 4.0% per annum higher than the Applicable Rate.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.  As of the Closing Date, WD-40 UK is the only Designated Borrower.

“Designated Borrower Joinder Agreement” has the meaning specified in Section 2.12.

“Designated Borrower Request” has the meaning specified in Section 2.12.

“Designated Borrower Sublimit” means an amount equal to the lesser of (a) Sublimit 2 of the Revolving Commitment and (b) $100,000,000.  The Designated Borrower Sublimit is part of, and not in addition to, the Revolving Commitment.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Company or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Lender) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Lender using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Lender using any method of determination it deems appropriate in its sole discretion. Any determination by the Lender pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Eligible Assignee” means (a) an Affiliate of the Lender; (b) an Approved Fund; and (c) any other Person (other than a natural person) approved by the Company (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” and “EUR” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.10 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is or becomes illegal.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively (a) each Domestic Subsidiary of the Company identified as a “Guarantor” on the signature pages hereto (but only for so long as such Person is a Subsidiary of the Company), (b) WD-40 UK, (c) each other Person that joins as a Guarantor pursuant to Section 7.13 or otherwise, (d) with respect to (i) Obligations owing by the Designated Borrowers, (ii) Obligations under  any Swap Contract, (iii) Obligations under any Treasury Management Agreement and (iv) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.10) under the Guaranty, the Company, and (e) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)the Swap Termination Value of any Swap Contract;

(d)all obligations to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business;

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness;

(g)all Guarantees of such Person in respect of any of the foregoing; and

(h)all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided,  however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Prime Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three, six or twelve months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the applicable Borrower in its Loan Notice.  The first day of an Interest Period must be a Business Day; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date under which such Loan was made.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Company or any Subsidiary.

“IP Rights” has the meaning specified in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and the Company (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered by a Subsidiary in accordance with the provisions of Section 7.13.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all unreimbursed drawings under all Letters of Credit.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means Bank of America, N.A. and its successors and assigns.

“Lender’s Office” means, with respect to any currency, the Lender’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Lender may from time to time notify to the Company.

“Letter of Credit” means any standby letter of credit issued hereunder.  Letters of Credit may be denominated in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Lender.

“Letter of Credit Expiration Date” means the date that is twelve (12) months after the Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) Sublimit 2 of the Revolving Commitment and (b) $10,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, Sublimit 2 under the Revolving Commitment.

“LIBOR Rate” means:

(a)for any Interest Period, with respect to any LIBOR Rate Loan:

(i)denominated in Dollars or Sterling, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, “LIBOR”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii)denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate, or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) at or about 11:00 a.m. (Brussels, Belgium time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(iii)denominated in any currency other than those currencies listed above, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Lender;

(b)for any interest rate calculation with respect to a Prime Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m. (London time) determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;

provided that, (i) to the extent a comparable or successor rate is approved by the Lender in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided,  further that, to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender and (ii) if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“LIBOR Daily Floating Rate” means a fluctuating rate of interest, which can change on each Business Day, equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period), or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the date in question, for Dollar deposits with a term equivalent to a one (1) month term beginning on that date; provided that (x) to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided,  further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender and (y) if the LIBOR Daily Floating Rate shall be less than zero (0), such rate shall be deemed zero (0) for purposes of this Agreement.

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate.  LIBOR Rate Loans may be denominated in Dollars or in an Alternative Currency.  All Loans denominated in an Alternative Currency must be LIBOR Rate Loans.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to a Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means (a) this Agreement, (b) each Note, (c) each Issuer Document, (d) each Joinder Agreement, (e) each Designated Borrower Joinder Agreement,  (f) any agreement creating or perfecting rights in Cash Collateral and (g) any Autoborrow Agreement.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“London Banking Day” means a day on which banks in London are open for business and dealing in offshore Dollars.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Mandatory Cost” means any amount incurred periodically by the Lender during the term of this Agreement which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which the Lender is domiciled, subject to regulation, or has its Lender’s Office by any Governmental Authority.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means March 16, 2025;  provided,  however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Note” means any promissory note made by a Borrower in favor of the Lender to evidence the Loans.

“Note Purchase Agreement” means the Note Purchase and Private Shelf Agreement dated November 15, 2017 executed by the Company as accepted by PGIM, Inc., The Prudential Insurance Company of America, Farmers Insurance Exchange and Mid-Century Insurance Company, as amended or modified from time to time.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Loan Party or any Subsidiary and the Lender or any Affiliate of the Lender and (b) all obligations under any Treasury Management Agreement between any Loan Party or any Subsidiary and the Lender or any Affiliate of the Lender;  provided,  however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of drawings under Letters of Credit.

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means an Investment consisting of an Acquisition by any Loan Party, provided that  (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (b) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) the Company shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 on a Pro Forma Basis, (d) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (e) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Company as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly‑owned by such Loan Party newly formed for the sole purpose of effecting such transaction, (f) immediately after giving effect to such Acquisition, there shall be at least $10,000,000 of the sum of (i) availability existing under the Revolving Commitment and (ii) unrestricted cash and Cash Equivalents of the Company,  and (g) such Person or property being acquired in such Acquisition had positive EBITDA for the most recently ended twelve (12) month period preceding the closing of such Acquisition.

“Permitted Liens” means, at any time, Liens in respect of property of the Company or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Company or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company and its Subsidiaries; and (e) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Prime Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBOR Rate plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Prime Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Prime Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Prime

Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Prime Rate Loan” means a Loan that bears interest based on the Prime Rate.  Prime Rate Loans are available to the Company and shall be denominated in Dollars.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the financial covenants set forth in Section 8.11, such transaction shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which financial statements were required to be delivered pursuant to Section 7.01(a) or (b).  In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Company and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Lender and (ii) any Indebtedness incurred or assumed by the Company or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Company containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the end of the period of the four fiscal quarters most recently ended for which the Company has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.19.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Lender;  provided that, to the extent such market practice is not administratively feasible for the Lender, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Lender).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a LIBOR Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a LIBOR Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Lender shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Lender under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Lender shall require.

“Revolving Commitment” means the Lender’s obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed ONE HUNDRED AND FIFTY MILLION DOLLARS ($150,000,000).

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Loan Party” has the meaning specified in Section 4.10.

“Sublimit 1” has the meaning specified in Section 2.02(d).

“Sublimit 2” has the meaning specified in Section 2.02(d).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Supported QFC” has the meaning specified in Section 11.19.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Lender to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $1,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations.

“Treasury Management Agreement”  means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means, with respect to any Loan, its character as a Prime Rate Loan or a LIBOR Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c).

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.19.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“WD-40 UK” means WD-40 Company Limited, a company incorporated in England and Wales with company number 01755958 whose registered office as of the Closing Date is at Brick Close, Kiln Farm, Milton Keynes, Buckinghamshire MK11 3LJ.

1.02Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data

(including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Lender shall so request, the Lender and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender and the Company); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.    Any lease that is properly characterized as a financing lease in accordance with GAAP but is, for purposes of the Company’s adoption of ASC 842 (regardless of the date on which such lease has been entered into), disregarded as an immaterial financing lease on the Company’s consolidated financial statements  (and which the Company’s independent certified public auditor has permitted to be disregarded as immaterial on such financial statements), shall not be a Capital Lease for purposes of this Agreement.

(c)Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 8.11 shall be made on a Pro Forma Basis with respect to (i) any Disposition of all of the Equity Interests of, or all or substantially all of the assets of, a Subsidiary, (ii) any Disposition of a line of business or division of the Company or Subsidiary, or (iii) any Acquisition, in each case, occurring during the applicable period.

1.04Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided,  however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07Exchange Rates; Currency Equivalents.

(a)The Lender shall determine the Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a LIBOR Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, LIBOR Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Lender.

(c)The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Daily Floating Rate” or “LIBOR Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates.

1.08Change of Currency.

(a)Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lender may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01Loans.

Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time on any Business Day during the Availability Period; provided,  however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Revolving Commitment and (ii) the aggregate Outstanding Amount of all Revolving Loans made to the Designated Borrowers shall not exceed the Designated Borrower Sublimit.  Within the limits of the Revolving

Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Prime Rate Loans or LIBOR Rate Loans, as further provided herein, or may be made pursuant to an Autoborrow Agreement as contemplated in Section 2.02(d).

The Company shall have the right, upon at least ten Business Days’ prior written notice to the Lender, to request an increase to the Revolving Commitment by up to $25,000,000 in the aggregate in one or more increases, at any time prior to the date that is six months prior to the Maturity Date, subject, however, in any such case, to satisfaction of the following conditions precedent:

(i) the Lender shall have consented to such increase and shall have received all necessary internal approvals;

(ii) no Default shall have occurred and be continuing on the date on which such increase is to become effective;

(iii) the representations and warranties set forth in Article VI shall be true and correct on and as of the date on which such increase is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; and

(iv) the Lender shall have received all documents (including resolutions of the board of directors of the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such increase and the validity of such increase, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Lender.

In the event that the Lender is not able to provide any such increase, the Company may seek to obtain such increase from another bank that would qualify as Eligible Assignee and is reasonably acceptable to the Lender.  Such institution shall execute and deliver such documentation evidencing its commitment and its obligations under this Agreement in form and substance acceptable to the Lender, and the Lender and the Loan Parties shall enter into an amendment to this Agreement as is necessary to accommodate multiple lenders in accordance with the Lender’s legal, operational and administrative requirements.

2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Lender, which may be given by telephone.  Each such notice must be received by the Lender not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, LIBOR Rate Loans denominated in Dollars or of any conversion of LIBOR Rate Loans denominated in Dollars to Prime Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of any LIBOR Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Prime Rate Loans.  Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower.  Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof.  Each Borrowing of or conversion to Prime Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Loans to be borrowed and (vii) if applicable, the Designated Borrower.  If a Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars.  If a Borrower fails to specify a Type of a Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Prime Rate Loans; provided, however, that in the case of a failure to timely request of a continuation of Loans denominated in Alternative Currency, such Loans shall be continued as LIBOR Rate Loans in their original currency with an Interest Period of one month.  Any such automatic conversion to Prime Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If a Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in other currency.

(b)Upon satisfaction of the applicable conditions set forth in Section 5.02, the Lender shall make all funds so received available to the applicable Borrower either by (i) crediting the account of such Borrower on the books of the Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by such Borrower; provided,  however, that if, on the date of a Borrowing of Revolving Loans, there are Unreimbursed Amounts, then the proceeds of such Borrowing, first, shall be applied to the payment in full of such Unreimbursed Amounts and second, shall be made available to such Borrower as provided above.

(c)Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of the Interest Period for such LIBOR Rate Loan.  During the existence of an Event of Default, no Loans may be converted to or continued as LIBOR Rate Loans with an Interest Period greater than one month without the consent of the Lender and the Lender may demand that any or all of the then outstanding LIBOR Rate Loans denominated in Dollars be converted immediately to Prime Rate Loans.

(d) Autoborrow.  Notwithstanding anything contained herein to the contrary, in order to facilitate borrowings of Revolving Loans in Dollars by the Company, in its capacity as a Borrower, the Company and the Lender may mutually agree to, and are hereby authorized to, enter into an autoborrow agreement in form and substance satisfactory to the Lender (the “Autoborrow Agreement”) providing for the automatic advance by the Lender to the Company of Revolving Loans in Dollars under the conditions set forth in such Autoborrow Agreement, which shall be in addition to the conditions set forth herein.  At any time an Autoborrow Agreement is in effect, (i) the Revolving Commitment shall be divided into two sublimits as follows:  (A) ‘Sublimit 1’ shall be the amount of the Revolving Commitment that is subject to such Autoborrow Agreement (as specified therein) and (B) ‘Sublimit 2’ shall be the amount of the Revolving Commitment that is not subject to such Autoborrow Agreement; (ii)  the requirements for Revolving Loan borrowings set forth herein shall not apply to Revolving Loan borrowings under Sublimit 1, and all such Revolving Loan borrowings and repayments shall be made in accordance with the Autoborrow Agreement; and (iii)  the requirements for Revolving Loan borrowings set forth herein shall apply to Revolving Loan borrowings under Sublimit 2.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, the Lender agrees (1) from time to time on any Business Day during the period from the Closing Date until the date that is ten days before the Maturity Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (y) the Total Revolving Outstandings shall not exceed Sublimit 2 under the Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)The Lender shall not be under any obligation to issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension; or

(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(C)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing such Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(D)the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to borrowers generally;

(E)except as otherwise agreed by the Lender, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(F)the Lender does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(G)such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii)The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount, currency and expiry date thereof; (C) the name and address of the beneficiary thereof; (D) the documents to be presented by such beneficiary in case of any drawing thereunder; (E) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (F) the purpose and nature of the requested Letter of Credit; and (G) such other matters as the Lender may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender may require.  Additionally, the Company shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may require.

(ii)Upon the Lender’s determination that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Lender shall, on the requested date, issue a Letter of Credit for the account of the Company or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the Lender’s usual and customary business practices.

(iii)If the Company so requests in any applicable Letter of Credit Application, the Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Lender, the Company shall not be required to make a specific request to the Lender for any such extension.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Company a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements.  Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Lender shall notify the Company thereof.    In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the Lender in such Alternative Currency, unless (A) the Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the Lender promptly following receipt of the notice of drawing that the Company will reimburse the Lender in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Lender shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.    Not later than 11:00 a.m. on the date of any payment by the Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the Lender in an amount equal to the amount of such drawing and in the applicable currency.  Any notice given by the Lender pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  If the Company fails to reimburse (whether by means of a Borrowing or otherwise) the Lender for any drawing (expressed in Dollars in an amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) under any Letter of Credit (each such unreimbursed drawing, an “Unreimbursed Amount”), then the Unreimbursed Amount shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  Any Unreimbursed Amount may, at the option of the Lender, be added to the Outstanding Amount with respect to a Revolving Loan.

(d)Obligations Absolute.  The obligation of the Company to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall immediately examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the Lender.  The Company shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(e)Role of the Lender.  The Lender and the Company agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided,  however, that this assumption is not intended to, and shall not, preclude the Company from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(d);  provided,  however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Lender, and the Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)Cash Collateral.  (i)  If, as of the date that is ten days prior to the Maturity Date, any Letter of Credit for any reason remains outstanding, the Company shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations by an amount equal to 100% of such Outstanding Amount.

(ii)Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03(f),  Section 2.05 and Section 9.02(c),  “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Lender.  Derivatives of such term have corresponding meanings.  The Company hereby grants to the Lender, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Lender.

(g)Applicability of ISP.  Unless otherwise expressly agreed by the Lender and the Company when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h)Letter of Credit Fees.  The Company shall pay to the Lender, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)Documentary and Processing Charges. The Company shall pay to the Lender, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Lender relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04[Reserved].

2.05Prepayments.

(a)Voluntary Prepayments of Loans.

Any Borrower may, upon notice from such Borrower to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of LIBOR Rate Loans denominated in Dollars, (2) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of LIBOR Rate Loans denominated in Alternative Currencies, and (3) on the date of prepayment of Prime Rate Loans; (B) any such prepayment of LIBOR Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Prime Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) and currencies of Loans to be prepaid and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)Mandatory Prepayments of Loans.

If the Lender notifies the Company at any time that the Total Revolving Outstandings at such time exceed the Revolving Commitment then in effect, then, upon receipt of such notice, the Borrowers shall first prepay Revolving Loans and second Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such excess.  The Lender may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.  If the Lender notifies the Designated Borrowers that the Outstanding Amount of all Revolving Loans made to the Designated Borrowers at such time exceeds the Designated Borrower Sublimit, then, upon receipt of such notice, the applicable Designated Borrowers shall prepay such Revolving Loans in an aggregate amount sufficient to reduce such excess.

(c)Autoborrow.

Notwithstanding anything to the contrary in this Agreement, if any time an Autoborrow Agreement is in effect, prepayments of the Revolving Loans made pursuant thereto shall be made in accordance with the terms of such Autoborrow Agreement.  The Borrowers shall also make such prepayments as are necessary so that the Total Revolving Outstandings attributable to Sublimit 2 (as described in Section 2.02(d)) do not exceed Sublimit 2.

2.06Termination or Reduction of Revolving Commitment.

The Company may, upon notice to the Lender, terminate the Revolving Commitment, or from time to time permanently reduce the Revolving Commitment; provided that (i) any such notice shall be received by the Lender not later than 12:00 noon five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Revolving Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Commitment and (iv) if, after giving effect to any reduction of the Revolving Commitment, the Letter of Credit Sublimit or the Designated Borrower Sublimit exceeds the amount of Sublimit 2 of the Revolving Commitment, the Letter of Credit Sublimit or the Designated Borrower Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.  The amount of any such Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Designated Borrower Sublimit unless otherwise specified by the Company. All fees accrued with respect thereto until the effective date of any termination of the Revolving Commitment shall be paid on the effective date of such termination.

2.07Repayment of Loans.

The Borrowers shall repay to the Lender on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

2.08Interest.

(a)Subject to the provisions of subsection (b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Rate; (ii) each Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Prime Rate plus the Applicable Rate; and (iii) each Revolving Loan made pursuant to an Autoborrow Agreement shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the LIBOR Daily Floating Rate plus the Applicable Rate applicable to LIBOR Rate Loans.

(b)Upon the occurrence of any Event of Default, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Lender bear interest at the Default Rate.  This may result in compounding of interest.  This will not constitute a waiver of any Default.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03, the Company shall pay to the Lender a commitment fee in Dollars equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Revolving Commitment exceeds the Total Revolving Outstandings.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

2.10Computation of Interest and Fees.

Except as otherwise stated in this Agreement, all computations of interest for Prime Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11Payments Generally.

(a)Each payment by a Borrower will be without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments shall be made in Dollars and Same Day Funds and will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Company or the applicable Borrower.  Payments of principal and interest on Loans denominated in Alternative Currencies shall be made at the applicable Lender’s Office in such Alternative Currency in Same Day Funds not later than the Applicable Time specified by the Lender or may be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Company or the applicable Borrower.  For payments not made by direct debit, payments will be made by mail to the address shown on the statement furnished by the Lender to the Company, or by such other method as may be permitted by the Lender.  Without limiting the foregoing, the Lender may require that any payments due under this Agreement be made in the United States.  If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

(b)For any payment under this Agreement made by debit to a deposit account, each applicable Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit.  If there are insufficient immediately available funds in the deposit account on the date the Lender enters any such debit authorized by this Agreement, the Lender may reverse the debit.

(c)Each disbursement by the Lender and each payment by a Borrower will be evidenced by records kept by the Lender.  In addition, the Lender may, at its discretion, require the Borrowers to sign one or more promissory notes.

(d)No less than five Business Days prior to the date each payment of principal and interest and any fees from the Borrowers becomes due (the “Due Date”), the Lender will send to the Company a statement of the amounts that will be due on that Due Date (the “Billed Amount”).  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.  If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrowers will not be in Default by reason of any such discrepancy.

(ii)If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Lender will not pay the Borrowers interest on any overpayment.

(e)The Company agrees that on the Due Date the Lender will debit the Billed Amount from a  deposit account with the Lender owned by the Company or another Borrower which has been designated in writing by the Company or the applicable Borrower.

2.12Designated Borrowers.

(a)  The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Lender (or such shorter period as may be agreed by the Lender in its sole discretion), request the designation of any wholly-owned Foreign Subsidiary (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Lender a duly executed notice in substantially the form of Exhibit 2.12A (a “Designated Borrower Request”).  If the Lender agrees that an Applicant Borrower shall be entitled to receive Loans hereunder, then the Lender shall send an agreement in substantially the form of Exhibit 2.12B (a “Designated Borrower Joinder Agreement”) to the Company specifying (x) the additional terms and conditions applicable to extensions of credit to such Applicant Borrower due to applicable Laws with respect to the jurisdiction of organization for such Applicant Borrower and (y) the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof.  Upon the execution of such Designated Borrower Joinder Agreement by the Company and such Applicant Borrower, such Applicant Borrower shall be a Designated Borrower and permitted to receive Loans hereunder, on the terms and conditions set forth herein and therein, and such Applicant Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.  The parties hereto acknowledge and agree that prior to any Designated Borrower becoming entitled to utilize the credit facilities provided for in this Agreement the Lender shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Lender, as may be required by the Lender in its reasonable discretion.

(b)    The Obligations of each of the Designated Borrowers shall be several in nature.

(c)  Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.12 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lender, to any such Designated Borrower hereunder.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower; provided that if such communication is directed to a specific Designated Borrower, it shall indicate to which Designated Borrower it is directed.

(d)The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Lender (or such shorter period as may be agreed by the Lender in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

If any payments to the Lender under this Agreement or any Loan Document are made from outside the United States or by a Designated Borrower,  no Borrower will deduct any non-United States Taxes from any payments it makes to the Lender.  If any such Taxes are imposed on any payments made by a Borrower under this Agreement or any Loan Document, such Borrower will pay such Taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Taxes had not been imposed.  The applicable Borrower will confirm that it has paid such Taxes by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date

3.02Illegality.

(a) If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lender’s Office to make, maintain or fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, upon notice thereof by the Lender to the Company, (i) any obligation of the Lender to make or continue LIBOR Rate Loans in the affected currency or currencies or, in the case of LIBOR Rate Loans in Dollars, to convert Prime Rate Loans to LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of the Lender making or maintaining Prime Rate Loans the interest rate on which is determined by reference to the LIBOR component of the Prime Rate, the interest rate on which Prime Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the LIBOR component of the Prime Rate, in each case until the Lender notifies the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Company shall, upon demand from the Lender, prepay or, if applicable and such Loans are denominated in Dollars, convert all LIBOR Rate Loans of the Lender to Prime Rate Loans (the interest rate on which Prime Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the LIBOR component of the Prime Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loans and (B) the Lender shall during the period of such suspension compute the Prime Rate applicable to the Lender without reference to the LIBOR component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

(b) If, in any applicable jurisdiction, the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund, hold a commitment or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension, then, upon the Lender notifying the Company, and until such notice is revoked, any obligation of the Lender to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled.  Upon receipt of such notice, the Loan Parties shall, (A) the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Lender has notified the Company (being no earlier than the last day of any applicable grace period permitted by applicable Law), (B) to the extent applicable to the Lender, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by the Lender to mitigate or avoid such illegality.

3.03Inability to Determine Rates.

If the Lender determines that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan (whether in Dollars or an Alternative Currency), or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with a LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly notify the Company.  Thereafter the obligation of the Lender to make or maintain LIBOR Rate Loans in the affected currency or currencies shall be suspended until the Lender revokes such notice.  Upon receipt of such notice, a Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Prime Rate Loans in the amount specified therein to the extent available (or, in the case of a pending request for a Loan denominated in an Alternative Currency, the Company and the Lender may establish a mutually acceptable alternative rate).

3.04Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated in Section 3.04(e));

(ii)subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Loan, or change the basis of taxation of payments to the Lender in respect thereof;

(iii)result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to the Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to making, funding or maintaining LIBOR Rate Loans; or

(iv)impose on the Lender or the applicable offshore interbank market any other condition, cost or expense affecting this Agreement or Loans or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender or any Lender’s Office of the Lender or its holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment, Loans or Letters of Credit, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)Mandatory Costs. If the Lender incurs any Mandatory Costs attributable to the Obligations, then from time to time the Company will pay to the Lender such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(d)Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a), (b) or (c) of this Section and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay (or cause the applicable Designated Borrower to pay) the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)Reserves on LIBOR Rate Loans. The Company shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least ten (10) days’ prior notice of such additional interest or costs from the Lender. If the Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(f)Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Lender’s right to demand such compensation.

3.05Compensation for Losses.

Upon demand of the Lender from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by a Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower; or

(c)any failure by a Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment any Loan or drawing under any Letter of Credit (or interest due thereon) in a different currency from such Loan or Letter of Credit drawing;

including any loss of anticipated profits, for foreign exchange losses or any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lender under this Section 3.05, the Lender shall be deemed to have funded each LIBOR Rate Loan at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

3.06Mitigation Obligations.

If the Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall use reasonable efforts to designate a different Lender’s Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

3.07Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01The Guaranty.

(a)Each of the Guarantors hereby jointly and severally guarantees to the Lender and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02Obligations Unconditional.

(a)The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated.

(b)Without limiting the generality of the foregoing subsection (a), it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and the Lender, or any Affiliate of the Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(iii)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv)any Lien granted to, or in favor of, the Lender or any holder of Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(v)any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

(c)With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lender or any holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and the Lender, or any Affiliate of the Lender, or any other agreement or instrument referred to in the Loan

Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Lender and each holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Lender or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04Certain Additional Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against any Borrower hereunder or against any collateral securing the Obligations or otherwise, and (b) it will not assert any right to require that action first be taken against any Borrower or any other Person (including any co‑guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against any Borrower hereunder, under the other Loan Documents or the other documents and agreements relating to the Obligations or, foreclosure on any security or collateral interests relating hereto or thereto, or the exercise of any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

4.06Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law.

Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the Commitments shall have expired or been terminated.

4.07Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08Waivers of Other Rights and Defenses.

(a)Each Guarantor waives any rights and defenses that are or may become available to Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(b)Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

4.09Subordination.

Each Guarantor hereby subordinates the payment of all obligations and indebtedness of each other Loan Party owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of such other Loan Party to such Guarantor as subrogee of the Lender or resulting from such Guarantor’s performance under this Article IV, to the indefeasible payment in full of all Obligations.  If the Lender so requests, any such obligation or indebtedness of the applicable Loan Party to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Lender and the proceeds thereof shall be paid over to the Lender on account of the Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Article IV.

4.10Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby  jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01Effectiveness; Conditions Precedent.

This Agreement shall be effective, as of the date hereof, upon satisfaction of the following conditions precedent:

(a)Loan Documents.  Receipt by the Lender of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, as applicable, by the Lender.

(b)Opinions of Counsel. Receipt by the Lender of favorable opinions of legal counsel to the Loan Parties, addressed to the Lender, dated as of the Closing Date, and in form and substance satisfactory to the Lender.

(c)No Material Adverse Change.  Since August 31, 2019, there has not occurred an event or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(d)Organization Documents, Resolutions, Etc.  Receipt by the Lender of the following, in form and substance satisfactory to the Lender:

(i)copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(e)Closing Certificate.  Receipt by the Lender of a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in Section 5.01(c) and Sections 5.02(a) and (b) have been satisfied.

(f)KYC Information; Beneficial Ownership. Upon the reasonable request of the Lender, the Borrowers shall have provided to the Lender, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Lender, a Beneficial Ownership Certification in relation to such Loan Party.

(g)Note Purchase Agreement.  Receipt by the Lender of a copy of an executed amendment to the Note Purchase Agreement in form and substance reasonably satisfactory to the Lender.

(h)Fees.  Receipt by the Lender of any fees required to be paid on or before the Closing Date.

(i)Attorney Costs.  The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Lender).

5.02Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Rate Loans) is subject to the following conditions precedent:

(a)The representations and warranties of the Loan Parties contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Lender would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(e)If the applicable Borrower is a Designated Borrower, such Borrower shall have been designated as a Designated Borrower pursuant to Section 2.12.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender that:

6.01Existence, Qualification and Power.

The Company and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or  (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than those that have already been obtained and are in full force and effect.

6.04Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

6.05Financial Statements; No Material Adverse Effect.

(a)The financial statements delivered pursuant to Sections 7.01(a) and 7.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)The audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ending August 31, 2019 and the unaudited consolidated financial statements of the Company and its Subsidiaries for the fiscal quarter ending November 30, 2019 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments); and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c)From August 31, 2019 to and including the Closing Date, there has been no Disposition or any Involuntary Disposition of any material part of the business or property of the Company and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lender on or prior to the Closing Date.

(d)Since August 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Responsible Officers of the Loan Parties after due and diligent investigation or threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.07No Default.

(a)Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)No Default has occurred and is continuing.

6.08Ownership of Property.

The Company and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09Environmental Compliance.

(a)The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Company or any Subsidiary.

(c)Neither the Company nor any Subsidiary is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Company or any Subsidiary have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

6.10Insurance.

The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

6.11Taxes.

The Company and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement.

6.12ERISA Compliance.

(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws.  Each Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i)  No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)None of the Company, any other Loan Party or any other Subsidiary of the Company has any liability arising out of or in connection with:

(i)the participation by the Company, any other Loan Party or any other Subsidiary of the Company or any person who is or was connected or associated with Company, any other Loan Party or any other Subsidiary of the Company in any occupational pension scheme which provides benefits on a defined benefit basis or the cessation of such participation (including without limitation any liability or contingent liability under section 75 or 75A of the UK Pensions Act 1995 or section 144 of the UK Pension Schemes Act 1993); or

(ii)all and any orders, notices and directions (including without limitation contribution notices and financial support directions) made (or made in the future) under the UK Pensions Act 2004 relating to any such scheme, and, for the purposes of this clause (d) the terms “connected with” and “associated” shall have the same meanings as under the UK Pensions Act 2004.

6.13Subsidiaries.

Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary of the Company, together with (i) jurisdiction of organization and (ii) number and percentage of outstanding shares owned (directly or indirectly) by the Company or any Subsidiary.  The outstanding Equity Interests of each Subsidiary of the Company are validly issued, fully paid and non‑assessable.

6.14Margin Regulations; Investment Company Act.

(a)No Borrower is engaged and no Borrower will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of a Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between any Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)No Borrower, any Person Controlling a Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15Disclosure.

Each Loan Party has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16Compliance with Laws.

The Company and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17Intellectual Property; Licenses, Etc.

Each of the Company and each Subsidiary owns, or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Company or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Company or any Subsidiary does not infringe on the rights of any Person.

6.18Solvency.

Each Borrower is Solvent, and the Loan Parties are Solvent on a consolidated basis.

6.19Business Locations.

Set forth on Schedule 6.19 is the chief executive office and exact legal name of each Loan Party as of the Closing Date.

6.20Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Company or any Subsidiary as of the Closing Date.  Neither the Company nor any Subsidiary has suffered any strikes, walkouts, work stoppages due to labor issues or other material labor difficulty in the five years preceding the Closing Date.

6.21OFAC; Anti-Corruption Laws.

(a)None of the Loan Parties, nor any of their Subsidiaries, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s

Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)The Loan Parties and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.22Covered Entities.

No Loan Party is a Covered Entity.

6.23Beneficial Ownership Certification.

The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall cause each Subsidiary to:

7.01Financial Statements.

Deliver to the Lender, in form and detail satisfactory to the Lender

(a)as soon as available, but in any event within ninety days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;  and

(b)as soon as available, but in any event within sixty days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for such fiscal quarter and the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(c), the Company shall not be separately required to furnish such information under Section 7.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Section 7.01(a) or (b) above at the times specified therein.

7.02Certificates; Other Information.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company;

(b)not later than 30 days after the beginning of each fiscal year of the Company, commencing with the fiscal year beginning September 1, 2020,  an annual business plan and budget of the Company and its Subsidiaries on a consolidated basis;

(c)promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the SEC:

(d)promptly upon receipt thereof, a copy of each other report submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of the any Loan Party;

(e)promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Company or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 7.01 or any other clause of this Section 7.02;

(f)promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party

(g)to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to the Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification; and

(h)promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered electronically on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third‑party website or whether sponsored by the Lender); provided that the Company shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents (which notice shall be deemed satisfied if the Company has included the Lender on the Company’s electronic distribution list on the Company’s investor relations website for SEC filings).

7.03Notices.

Upon a Responsible Officer of a Loan Party acquiring knowledge thereof, promptly notify the Lender of:

(a)the occurrence of any Default.

(b)any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)the occurrence of any ERISA Event.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

7.05Preservation of Existence, Etc.

(a)Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b)Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Preserve or renew all of its IP Rights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06Maintenance of Properties.

(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07Maintenance of Insurance.

Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

7.08Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

7.10Inspection Rights.

Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided,  however, that when an Event of Default exists the Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

7.11Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to finance working capital, capital expenditures and other lawful corporate purposes, and (b) to refinance certain existing Indebtedness, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code. Procure that none of the Company, any other Loan Party or any other Subsidiary of the Company is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pensions Schemes Act 1993) or connected with or an associate of (as those terms are used in sections 38 or 43 of the UK Pensions Act 2004) such an employer.

7.13Additional Guarantors.

Within thirty days after the acquisition or formation of any Domestic Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Lender a Joinder Agreement or such other documents as the Lender shall deem appropriate for such purpose, and (ii) upon the request of the Lender in its sole discretion, deliver to the Lender such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Lender.

7.14Guarantors under Note Purchase Agreement.

The Company will cause each Person which becomes a guarantor or borrower or which otherwise becomes an obligor with respect to any Indebtedness of the Company or any of its Subsidiaries under the Note Purchase Agreement or any document related thereto, to (a) execute and deliver to the Lender a Joinder Agreement or such other documents as the Lender shall deem appropriate for such purpose and (b) upon the request of the Lender in its sole discretion, deliver to the Lender such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Lender.

7.15Anti-Corruption Laws.

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and with all applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

7.16Most Favored Provisions.

If at any time any lender or other provider of credit under the Note Purchase Agreement has the benefit of one or more financial or operational covenants (whether set forth as a covenant, an event of default or otherwise) that is different than, or similar to but more restrictive than, the financial or operational covenants (whether set forth as a covenant, an event of default or otherwise) in this Agreement (each such financial or operational covenant of the Note Purchase Agreement referred to herein as a “Most Favored Provision”), then (a) each such Most Favored Provision shall immediately and automatically be incorporated by reference in this Agreement as if set forth fully herein, mutatis mutandis, and no such Most Favored Provision may thereafter be waived, amended or otherwise modified under this Agreement except pursuant to Section 11.01, and (b) the Company shall promptly, and in any event within 5 Business Days after entering into any Most Favored Provision, so advise the Lender in writing.  Thereafter, upon the request of the Lender, the Loan Parties shall enter into an amendment to this Agreement evidencing the incorporation of such Most Favored Provision, it being agreed and acknowledged that any failure to make such request or to enter into any such amendment shall in no way qualify or limit the incorporation by reference described in clause (a) of the immediately preceding sentence.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Loan Document;

(b)Liens existing on the date hereof and listed on Schedule 8.01;

(c)Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)Liens securing Indebtedness permitted under Section 8.03(e);  provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary;

(k)any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m)normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)Liens of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection; and

(o)other Liens in favor of the Lender or its Affiliates.

Notwithstanding anything to the contrary in this Section 8.01 or any other provision of this Agreement or the other Loan Documents, the Loan Parties covenant that they will not, and will not permit any of their Subsidiaries to, create or permit to exist any Lien on any property securing Indebtedness under the Note Purchase Agreement unless and until the Obligations shall be secured equally and ratably with such Indebtedness pursuant to collateral documents, an intercreditor agreement and other agreements, instruments and documents acceptable to the Lender.

8.02Investments.

Make any Investments, except:

(a)Investments held in the form of cash or Cash Equivalents;

(b)Investments existing as of the Closing Date and set forth on Schedule 8.02;

(c)Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d)Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Guarantees permitted by Section 8.03;

(g)Permitted Acquisitions;

(h)intercompany loans and advances made by any Loan Party to any of its Subsidiaries which are not Loan Parties in an amount not to exceed $5,000,000 in the aggregate at any time outstanding; and

(i)Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $5,000,000 in the aggregate at any time outstanding.

8.03Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents;

(b)Indebtedness set forth on Schedule 8.03;

(c)intercompany Indebtedness permitted under Section 8.02;

(d)obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)purchase money Indebtedness (including obligations in respect of Capital Leases) hereafter incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $10,000,000 at any one time outstanding; and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)other unsecured Indebtedness (including any Indebtedness arising under the Note Purchase Agreement) in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding;

(g)Guarantees with respect to Indebtedness permitted under this Section 8.03; and

(h)other Indebtedness owing to the Lender.

8.04Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Company may merge or consolidate with any of its Subsidiaries provided that the Company is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, (c) the Company or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition provided that (i) if the Company is a party to such transaction, the Company is the continuing or surviving Person and (ii) if a Loan Party is a party to such transaction, such Loan Party is the surviving Person and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect.

8.05Dispositions.

Make any Disposition, except:

(a)Permitted Transfers;

(b)Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Company and its Subsidiaries that are Disposed of in the ordinary course of business; and

(c)other Dispositions so long as (i) the consideration paid in connection therewith shall be paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Company and its Subsidiaries in all such transactions occurring after the Closing Date shall not exceed  $25,000,000.

Notwithstanding the foregoing, prior to the Disposition (including by way of a merger or consolidation), dissolution, liquidation or winding up of any Subsidiary that is a Designated Borrower, the Company shall terminate such Subsidiary’s status as a Designated Borrower in accordance with Section 2.12(d) and any Loans or other outstanding Obligations of such Subsidiary shall be assumed by the Company.

8.06Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)each Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c)so long as no Default exists immediately prior and after giving effect thereto, the Company may make cash dividends in an aggregate amount during any four-fiscal quarter period not to exceed 75% of Consolidated Net Income for the most recently ended four-fiscal quarter period for which financial statements have been delivered pursuant to Section 7.01; and

(d)so long as no Default exists immediately prior and after giving effect thereto, the Company may repurchase shares of its capital stock in an aggregate amount not to exceed $150,000,000 during the period from and including the Closing Date to the Maturity Date.

8.07Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by this Agreement, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms‑length transaction with a Person other than an officer, director or Affiliate.

8.09Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(vi) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e),  provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) other agreements entered into with the Lender and (6) the Note Purchase Agreement or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations, except for the Note Purchase Agreement.

8.10Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11Financial Covenants.

(a)Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.00 to 1.00.

(b)Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.00 to 1.00.

8.12Prepayment of Other Indebtedness, Etc.

(a)Amend or modify any of the terms of any Indebtedness of the Company or any Subsidiary (other than Indebtedness owing to the Lender) if such amendment or modification would add or change any terms in a manner adverse to the Company or any Subsidiary, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

(b)Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of the Company or any Subsidiary (other than Indebtedness owing to the Lender).

8.13Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)Amend, modify or change its Organization Documents in a manner adverse to the Lender.

(b)Change its fiscal year.

(c)Without providing ten days prior written notice to the Lender, change its name, state of formation or form of organization.

8.14Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Company or any wholly-owned Subsidiary) to own any Equity Interests of any Subsidiary except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

8.15Capital Expenditures.

Permit Consolidated Capital Expenditures for any fiscal year of the Company set forth below to exceed the amount corresponding to such fiscal year:

Fiscal Year	Permitted Consolidated Capital Expenditures
2020	$30,500,000
2021	$19,000,000
2022	$15,000,000
2023	$15,000,000
2024	$15,000,000
2025	$15,000,000

Notwithstanding anything to the contrary contained in Section 8.15 to the extent that the aggregate amount of Consolidated Capital Expenditures made by any Loan Party in any fiscal year of the Company is less than the maximum base amount of Consolidated Capital Expenditures permitted by Section 8.15 with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make additional Consolidated Capital Expenditures in subsequent fiscal years of the Company; provided that the Rollover Amount added to the amount of Consolidated Capital Expenditures permitted in any fiscal year of the Company shall not exceed $5,000,000.

8.16Synthetic Leases and Securitization Transactions.

Enter into, or permit to exist, any Synthetic Leases or Securitization Transactions.

8.17Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by the Lender of Sanctions.

(b) Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01Events of Default.

Each of the following shall be an “Event of Default” under this Agreement:

(a)Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01,  7.02,  7.03,  7.05(a),  7.10,  7.11 or 7.13, or Article VIII; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier to occur of (i) any Responsible Officer of a Loan Party’s  acquiring knowledge of such default and (ii) written notice thereof shall have been received by the Company from the Lender; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)Cross-Default.  (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc.  The Company or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any administrator, receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h)Judgments.  There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and has not rejected coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)Change of Control.  There occurs any Change of Control.

9.02Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)declare the Commitments to be terminated, whereupon the Commitments shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)exercise all rights and remedies available to it under the Loan Documents;

provided,  however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

The Lender may, at any time and from time to time after the initial deposit of Cash Collateral pursuant to Section 9.02(c), require that the Borrowers provide additional Cash Collateral (and the Borrowers shall, from time to time after the initial deposit of Cash Collateral, provide such additional Cash Collateral) in an amount not to exceed 105% of the Outstanding Amount of such L/C Obligations, in order to protect against the results of exchange rate fluctuations.

9.03Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Lender in its sole discretion.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

11.01Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Loan Parties, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications. The Lender or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)Change of Address, Etc.  Any Borrower and the Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)Reliance by the Lender.    The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

11.03No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04Expenses; Indemnity; and Damage Waiver.

(a)Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out‑of‑pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), and shall pay all fees and time charges for attorneys who may be employees of the Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification.  The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e)Survival.  The agreements in this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

11.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Lender.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments.  The Lender may at Lender’s sole cost and expense (so long as no Default exists) at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee.

The Lender may also at Lender’s sole cost and expense (so long as no Default exists) sell participations in its rights and obligations under this Agreement.  There shall not be any assignment or participation fee payable by the Loan Parties.

11.07Treatment of Certain Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Loan Parties.  In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents and the Commitments.    The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08Set-off.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of the

Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify the Company promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on their behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13Service of Process on the Designated Borrowers.

Each Designated Borrower hereby irrevocably designates, appoints and empowers the Company, and successors as the designee, appointee and agent of such Designated Borrower to receive, accept and acknowledge, for and on behalf of such Designated Borrower and its properties, service of any and all legal process, summons, notices and documents which may be served in such action, suit or proceeding relating to this Agreement or the Loan Documents in the case of the courts of the Southern District of California or of the courts of the State of California sitting in the city of San Diego, which service may be made on any such designee, appointee and agent in accordance with legal procedures prescribed for such courts.  Each Designated Borrower agrees to take any and all action necessary to continue such designation in full force and effect and should such designee, appointee and agent become unavailable for this purpose for any reason, such Designated Borrower will forthwith irrevocably designate a new designee, appointee and agent, which shall irrevocably agree to act as such, with the powers and for purposes specified in this Section 11.13.  Each Designated Borrower further irrevocably consents and agrees to service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding relating to the Notes or this Agreement or the other Loan Documents delivered to such Designated Borrower in accordance with this Section 11.13 or to its then designee, appointee or agent for service.  If service is made upon such designee, appointee and agent, a copy of such process, summons, notice or document shall also be provided to the applicable Designated Borrower at the address specified in Schedule 11.02 by registered or certified mail, or overnight express air courier; provided that failure of such holder to provide such copy to such Designated Borrower shall not impair or affect in any way the validity of such service or any judgment rendered in such action or proceedings.  Each Designated Borrower agrees that service upon such Designated Borrower or any such designee, appointee and agent as provided for herein shall constitute valid and effective personal service upon such Designated Borrower with respect to matters contemplated in this Section 11.13 and that the failure of any such designee, appointee and agent to give any notice of such service to such Designated Borrower shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.  Nothing herein shall, or shall be construed so as to, limit the right of the Lender to bring actions, suits or proceedings with respect to the obligations and liabilities of each Designated Borrower under, or any other matter arising out of or in connection with, this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, in the courts of whatever jurisdiction in which the respective offices of the Lender may be located or assets of such Designated Borrower may be found or as the Lender otherwise deems appropriate, or to affect the right to service of process in any jurisdiction in any other manner permitted by law.

11.14Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

11.15Dispute Resolution; Waiver of Right to Trial by Jury.

(a)This Section 11.15(a) is referred to as the “Dispute Resolution Provision.”  This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

(i)This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).  For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, Subsidiary or Affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

(ii)At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”).  The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(iii)Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision.  In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control.  If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Lender may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(iv)The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(v)The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation.  For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (x) of this Dispute Resolution Provision.  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(vi)The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Lender secured by real property.  In this case, all of the parties to this Agreement must consent to submission of the Claim to arbitration.

(vii)To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

(viii)Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638.  The referee (or presiding referee of the panel) shall be a retired Judge or Justice.  The referee (or panel of referees) shall be selected by mutual written agreement of the parties.  If the parties do not agree, the referee shall be selected by the Presiding

Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections.  The referee shall determine all issues, whether of fact or law, in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645.  The parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(ix)This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.  The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

(x)Any arbitration or court trial (whether before a judge or jury or pursuant to judicial reference) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”).  The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim.  Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator.  The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.  The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(b)By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim.  Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim.  This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable.  WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

11.16Electronic Execution of Assignments and Certain Other Documents.

(a)The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it;  provided, further, without limiting the foregoing, upon the request of the Lender, any electronic signature shall be promptly followed by such manually executed counterpart.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Lender of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”) which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.

(b)The Company hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Lender may, on behalf of the Company, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

11.17USA PATRIOT Act Notice.

The Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the Act.  The Loan Parties shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.

The obligation of the Borrowers in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

11.19Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

11.20Amendment and Restatement.

The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (i) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (ii) all Loans (as defined in the Existing Credit Agreement) and other Obligations (as defined in the Existing Credit Agreement) outstanding on the Closing Date immediately prior to effectiveness of this Agreement shall in all respects be continuing and shall be deemed to be Loans and Obligations outstanding hereunder on the terms set forth herein; and (iii) the guarantees made to the lender and each other holder of the obligations under the Existing Credit Agreement, shall remain in full force and effect with respect to the Obligations and are hereby reaffirmed.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.01 of the Existing Credit Agreement.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lender under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF,  the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	WD-40 COMPANY,
a Delaware Corporation

	By:	/s/ JAY W. REMBOLT
	Name:	Jay W. Rembolt
	Title:	Treasurer and Chief Financial Officer

DESIGNATED BORROWER	WD-40 COMPANY LIMITED,
GUARANTOR:	a company incorporated in England and Wales

	By:	/s/ GARRY O. RIDGE
	Name:	Garry O. Ridge
	Title:	Director

GUARANTORS:	WD-40 MANUFACTURING COMPANY,
a California corporation

	By:	/s/ JAY W. REMBOLT
	Name:	Jay W. Rembolt
	Title:	Treasurer and Chief Financial Officer

HPD LABORATORIES INC.,
a Delaware corporation

	By:	/s/ JAY W. REMBOLT
	Name:	Jay W. Rembolt
	Title:	Treasurer and Chief Financial Officer

HEARTLAND CORPORATION,
a Kansas corporation

	By:	/s/ JAY W. REMBOLT
	Name:	Jay W. Rembolt
	Title:	Treasurer and Chief Financial Officer

LENDER:	BANK OF AMERICA, N.A.,
as a Lender,

	By:	/s/ AARON MARKS
	Name:	Aaron Marks
	Title:	Senior Vice President

Schedule 6.13

Subsidiaries

Subsidiary	Jurisdiction	Shares Outstanding	% owned by Parent
Heartland Corporation	Kansas	100	100
HPD Laboratories, Inc.	Delaware	1	100
WD-40 Company (Australia) Pty. Limited	Australia	10,000	100
WD-40 Company (Canada) Ltd.	Canada	100	100
WD-40 Company Limited	UK	250,000	100*
WD-40 Company (Malaysia) SDN BHD	Malaysia	2	100
WD-40 Co. Mexico S. de R.L. de C.V.	Mexico	**	99.99***
WD-40 Company Services Mexico S. de R.L. de C.V.	Mexico	**	99.99***
WD-40 Holdings Limited	UK	100	100
WD-40 Manufacturing Company	California	1,000	100
Wu Di (Shanghai) Industrial Co., Ltd.	Peoples Republic of China	****	100

*	Shares held by WD-40 Holdings Limited
**

WD-40 Co. Mexico S. de R.L. de C.V. and WD-40 Company Services Mexico S. de R.L. de C.V. are both Mexican corporations having nominative capital interests – no shares are issued with respect to the registered capital investment

***	WD-40 Company owns 99.99% of the capital investment in each corporation; Heartland Corporation holds the remaining 0.01%
****	Wu Di (Shanghai) Industrial Co., Ltd. is a wholly foreign owned enterprise – no shares are issued with respect to the parent company’s registered capital investment

Schedule 6.19

Loan Party Information

BORROWER	WD-40 COMPANY a Delaware corporation 9715 Businesspark Avenue San Diego, CA 92131
DESIGNATED BORROWER and GUARANTOR

WD-40 COMPANY LIMITED

   A company incorporated in England and Wales

Registered Office: Brick Close, Kiln Farm,

Milton Keynes, Buckinghamshire MK11 3LJ

United Kingdom

Executive Office: The Square

252 Upper Third Street, Bouverie Square

Milton Keynes, Buckinghamshire MK9 1NP

United Kingdom

GUARANTORS	HPD LABORATORIES, INC. a Delaware corporation 9715 Businesspark Avenue San Diego, CA 92131
HEARTLAND CORPORATION A Kansas corporation 9715 Businesspark Avenue San Diego, CA 92131 FEIN # 48-0960791 KS corporation # 0826412
WD-40 MANUFACTURING COMPANY, a California corporation 9715 Businesspark Avenue San Diego, CA 92131

Schedule 8.01

Liens

None.

Schedule 8.02

Investments

Prior Acquisitions of listed brands / trademarks

1)	3-In-One brand
2)	HPD Laboratories, Inc. (Carpet Fresh, 2000 Flushes and X-14 brands)
3)	Heartland Corporation (Spot Shot brand)
4)	Lava brand
5)	Solvol brand (Australia)
6)	1001 brand (U.K.)
7)	GT85 brand (U.K.)

Prior Intercompany Loans

Intercompany Loan #1 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

Guarantors:None

CollateralNone

Currency:GBP

Type:Term Loan

Amount Outstanding:£6,500,000

Origination Date:April 1, 2004

Original Maturity:March 31, 2014

Rollover Maturity March 31, 2024

Intercompany Loan #2 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

Guarantors:None

CollateralNone

Currency:GBP

Type:Line-of-Credit

Total Facility:£5,000,000

Amount Drawn & Outstanding:£1,740,000last draw made in April 2008

Origination Date:March 24, 2006

Original Maturity:March 24, 2016

Rollover Maturity March 24, 2026

Intercompany Loan #3 between WD-40 Company, (Delaware) and WD-40 Holding Limited (UK)

Guarantors:None

CollateralNone

Currency:GBP

Type:Term Loan

Amount Outstanding:£2,730,000

Origination Date:April 1, 2014

Original Maturity:March 31, 2024

Schedule 8.03

Indebtedness

None.

Schedule 11.02

Certain Addresses for Notices

To Borrower or any Guarantor:	WD-40 COMPANY 9715 Businesspark Avenue San Diego, CA 92131 Attn: Jay W. Rembolt, CFO Fax # ***** e-mail: *****

With a copy to:	WD-40 COMPANY 9715 Businesspark Avenue San Diego, CA 92131 Attn: General Counsel Fax # ***** e-mail: *****

To Lender:	Bank of America, N.A. Doc Retention NC1-001-05-13 One Independence Center 101 North Tryon Street Charlotte, NC 28246-0100

With a copy to:	Bank of America, N.A. 701 B Street, Suite 1600 San Diego, CA 92101 Attn: Aaron Marks, Senior Vice President

Exhibit 2.02

FORM OF LOAN NOTICE

Date:  ___________________

To:Bank of America, N.A., as Lender

Re:Amended and Restated Credit Agreement dated as of March [9], 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among WD-40 Company, a Delaware corporation (the “Company”), certain Foreign Subsidiaries of the Company from time to time party thereto (each a “Designated Borrower” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the Guarantors, and Bank of America, N.A., as Lender.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

 A Borrowing of Loans

 A conversion or continuation of Loans

On ___________________________ (a Business Day).

Applicable currency:  .1

In the amount of $.2

Comprised of (Type of Loan requested).3

For LIBOR Rate Loans:  with an Interest Period of month(s).

Name of Borrower:.4

With respect to any Borrowing requested herein, the Borrower hereby represents and warrants that (i) this request complies with the requirements of Section 2.02(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing.

1 U.S. Dollars or other currency agreed to by the Company and the Lender.

2 Minimum amounts of (a) $250,000 or a whole multiple of $50,000 in excess thereof, in the case of LIBOR Rate Loans and (b) $100,000 and a whole multiple of $50,000 in excess thereof, in the case of Prime Rate Loans.

3 Select LIBOR Rate or Prime Rate, as appropriate.

4 Specify Company or other Borrower, as appropriate.

[BORROWER]

By:

Name:

Title:

Exhibit 2.12A

FORM OF DESIGNATED BORROWER REQUEST

Date:  ___________, _____

To:Bank of America, N.A., as Lender

Ladies and Gentlemen:

This Designated Borrower Request is made and delivered pursuant to Section 2.12 of that certain Amended and Restated Credit Agreement dated as of March [9], 2020  (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”; terms defined therein are used herein as therein defined) among WD-40 Company, a Delaware corporation (the “Company”), certain Foreign Subsidiaries of the Company from time to time party thereto (each a “Designated Borrower” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the Guarantors and Bank of America, N.A., as Lender, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Designated Borrower Request and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of ______________________ (the “New Designated Borrower”) and the Company hereby confirms, represents and warrants to the Lender that the New Designated Borrower is a wholly-owned Subsidiary of the Company.

The documents required to be delivered to the Lender under Section 2.12 of the Credit Agreement will be furnished to the Lender in accordance with the requirements of the Credit Agreement.

The true and correct unique identification number that has been issued to the New Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby request that the New Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the New Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Lender in a Designated Borrower Joinder Agreement delivered to the Company and the Lender pursuant to Section 2.12 of the Credit Agreement.

This Designated Borrower Request shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NEW DESIGNATED BORROWER]

By:

Name:

Title:

WD-40 COMPANY,

a Delaware corporation

By:

Name:

Title:

Exhibit 2.12B

form of designated Borrower joinder agreement

Date:  ___________, _____

To:WD-40 Company and

[applicable New Designated Borrower]

The Lender party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Joinder Agreement is executed and delivered pursuant to Section 2.12 of that certain Amended and Restated Credit Agreement, dated as of March [9], 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among WD-40 Company, a Delaware corporation (the “Company”), certain Foreign Subsidiaries of the Company from time to time party thereto (each a “Designated Borrower” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the Guarantors, and Bank of America, N.A., as Lender and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Designated Borrower Joinder Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The parties hereto hereby confirm that from and after the date hereof, [_____________________] [Name of Designated Borrower] (the “New Designated Borrower”) shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the New Designated Borrower would have had if the New Designated Borrower had been an original party to the Credit Agreement as a Borrower.  The New Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

Effective as of the date hereof [_________________________] shall be a Designated Borrower and be permitted to receive Loans for its account on the terms and conditions set forth in the Credit Agreement [and herein] and shall otherwise be a Borrower for all purposes of the Credit Agreement;  provided that no Loan Notice may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

[The additional terms and conditions applicable to extensions of credit to the New Designated Borrower shall be:]

This Designated Borrower Joinder Agreement shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Lender

By: _________________________________
Title:________________________________

[NEW DESIGNATED BORROWER]

By:

Name:

Title:

WD-40 COMPANY,

a Delaware corporation

By:

Name:

Title:

Exhibit 7.02

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             , _____

To:Bank of America, N.A., as Lender

Re:Amended and Restated Credit Agreement dated as of March [9], 2020 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among WD-40 Company, a Delaware corporation (the “Company”), certain Foreign Subsidiaries of the Company from time to time party thereto (each a “Designated Borrower” and, together with the Company, each a “Borrower” and collectively the “Borrowers”), the Guarantors and Bank of America, N.A., as Lender.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the of the Company, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Lender on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year‑end financial statements:]

[1.The year‑end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section have been filed with the SEC [and are available through access to the Company’s investor relations website at www.wd40company.com.]]

[Use following paragraph 1 for fiscal quarter‑end financial statements:]

[1.The unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date have been filed with the SEC and are available through access to the Company’s investor relations website at www.wd40company.com.]

Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as of such date and for such period, subject only to normal year‑end audit adjustments and the absence of footnotes.

[select one:]

[2.To the best knowledge of the undersigned during such fiscal period, no Default or Event of Default exists as of the date hereof.]

[or:]

[The following is a list of each existing Default or Event of Default, the nature and extent thereof, and the proposed actions of the Loan Parties with respect thereto:]

3.The representations and warranties of the Loan Parties contained in Article VI of the Credit Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

4.The financial covenant analyses and information set forth on Schedule 1 attached hereto (i) are true and accurate on and as of the date of this Compliance Certificate and (ii) demonstrate compliance with Section 8.11 of the Credit Agreement.

5. Attached hereto on Schedule 2 is a list of Domestic Subsidiaries created or acquired since the later of the Closing Date or the previous Compliance Certificate  or there are no new Domestic Subsidiaries at this time (check one).

6.Set forth below is a summary of all material changes in GAAP and in the consistent application thereof occurring during the most recent fiscal quarter ending prior to the date hereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes:

[7.To the best knowledge of the undersigned during such fiscal period, no change to the corporate structure of the Company, including the addition of Foreign Subsidiaries, has occurred.]

[or:]

[The revised corporate structure of the Company is set forth on Schedule 2 attached hereto.]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of __________ ___, ______.

WD-40 COMPANY

By:

Name:

Title:

For the Quarter/Year ended ___________________("Statement Date")

SCHEDULE 1
to the Compliance Certificate
($ in 000's)

I.Section 8.11 (a) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness as of the Statement Date:

1.	all obligations for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$ ________________
2.	the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$ ________________
3.	all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$ ________________
4.

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by the Company or a Subsidiary (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Company or such Subsidiary or is limited in recourse:

$ ________________
5.	all Attributable Indebtedness:	$ ________________
6.	all Guarantees with respect to Indebtedness of the types specified in Lines I.A.1 through I.A.5 above of another Person:	$ ________________
7.

all Indebtedness of the types referred to in Lines I.A.1 through I.A.6 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or any Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person:

$ ________________
8.	Consolidated Funded Indebtedness (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7):	$ ________________

B. Consolidated EBITDA for the most recently completed four fiscal quarters (“Subject Period”):

1.	Consolidated Net Income for Subject Period:	$ ________________

2.	Consolidated Interest Charges for Subject Period:	$ ________________
3.	the provision for federal, state, local and foreign taxes for Subject Period:	$ ________________
4.	depreciation expenses for Subject Period:	$ ________________
5.	amortization expenses for Subject Period:	$ ________________
6.	impairment charges related to goodwill and other intangible assets for Subject Period:	$ ________________
7.	non-cash stock-based compensation expense:	$ ________________
8.	Consolidated EBITDA (Lines I.A.1 + I.A.2 + I.A.3 + I.A.4 + I.A.5 + I.A.6 + I.A.7):	$ _______________[1]

C.Consolidated Leverage Ratio ((Line I.A.8)  ÷ (Line I.B.8)): to 1.00

Maximum allowed:  3.00 to 1.00

II.Section 8.11 (b) – Consolidated Interest Coverage Ratio.

A.Consolidated EBITDA for Subject Period (See Line I.B.8 above):$______________

B.	Consolidated Interest Charges for Subject Period:

1.

all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP

$ __________
2.	the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP:	$ __________
3.	Consolidated Interest Coverage Ratio (Lines II.B.1 + II.B.2):	$ __________

C.Consolidated Interest Coverage Ratio: ((Line II.A) ÷Line  to 1.00

Maximum allowed:  3.00 to 1.00

1 Only factor in Lines I.A.2 through I.A.7 to the extent deducted in calculating the Consolidated Net Income.

[SCHEDULE 2
to the Compliance Certificate

DOMESTIC SUBSIDIARIES]

Exhibit 7.13

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of ______________ is by and between _____________________, a ___________________ (the “Domestic Subsidiary”), and Bank of America, N.A., in its capacity as Lender under that certain Amended and Restated Credit Agreement dated as of March [9], 2020  (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”; terms defined therein are used herein as therein defined) among WD-40 Company, a Delaware corporation (the “Company”), certain Foreign Subsidiaries of the Company from time to time party thereto (each a “Designated Borrower” and, together with the Company, each a “Borrower” and collectively the “Borrowers”),  the Guarantors and the Lender.

The Loan Parties are required by Section 7.13 of the Credit Agreement to cause the Domestic Subsidiary to become a “Guarantor” thereunder.  Accordingly, the Domestic Subsidiary hereby agrees as follows with the Lender:

1.The Domestic Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Domestic Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The Domestic Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the Domestic Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to the Lender, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.The address of the Domestic Subsidiary for purposes of all notices and other communications is:

[Domestic Subsidiary]

Attention:

Telephone:

Facsimile:

3.The Domestic Subsidiary hereby waives acceptance by the Lender of the guaranty by the Domestic Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the Domestic Subsidiary.

4.This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5.THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

WD-40 COMPANY

SEVENTH AMENDMENT TO

CREDIT AGREEMENT

IN WITNESS WHEREOF, the Domestic Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Lender has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[DOMESTIC SUBSIDIARY]

By:

Name:

Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Lender

By:

Name:

Title:

WD-40 COMPANY

SEVENTH AMENDMENT TO

CREDIT AGREEMENT